Exhibit 10
CONFIRMATION OF POST RETIREMENT COVENANTS AGREEMENT
This Confirmation of Post- Retirement Covenants Agreement (“Agreement”) is entered into between Eric E. Silagy (“you” or “your”), on the one hand, and NextEra Energy, Inc. (the “Company” or “NextEra”) on behalf of itself and the Company Group, on the other hand. This Agreement is effective as of January 23, 2023 (the “Effective Date”).
WHEREAS, you and the Company have recently commenced discussions regarding your potential retirement from the Company Group and, concurrently with the execution and delivery of this Agreement, you have notified the Company that you intend to retire from the Company Group, effective May 15, 2023, upon the terms and subject to the conditions set forth in the Agreement; and
WHEREAS, the Board of Directors of the Company (the “Board”), following the recommendation of the Compensation Committee of the Board (the “Committee”), has exercised its discretion to accept your retirement, upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of all the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each, it is agreed as follows:
1.General Provisions
1.1Retirement Date; Notice of Retirement. You hereby acknowledge that you retire and resign from your employment effective May 15, 2023 or such earlier date that the Company determines to end your employment (such date, the “Retirement Date”). Effective as of February 15, 2023, you hereby resign as Chairman, President and Chief Executive Officer of FPL, and from each other officer position that you hold with the Company, its subsidiaries and its affiliates (collectively, the “Company Group”), and from all boards and committees of the Company Group, effective, in all cases, as of February 15, 2023, provided that from February 15, 2023 until the Retirement Date you shall continue to serve in the non-officer employee role of VP-Transition of FPL, reporting as an at-will employee to the Chief Executive Officer of the Company (the “CEO”), and you agree to execute any documents reasonably requested to effectuate the foregoing.
1.2Transition Period. You hereby acknowledge and agree that during the period commencing on February 15, 2023 and continuing through the Retirement Date (such period, the “Transition Period”) you shall provide transition assistance and such other services to the Company Group as reasonably requested by the CEO. From the Effective Date through the Retirement Date, you shall continue to receive your current base salary, you shall continue to vest in your outstanding performance share, restricted share, restricted stock unit and stock option awards, and you shall continue to participate in and receive benefits pursuant to all Company Group benefit plans, programs, policies, and practices, provided that you shall not be eligible for any bonus, any annual performance based incentive award or grant of any new equity or equity based awards, in each case for 2023 or thereafter.

1.3Retirement Treatment. You acknowledge and agree that as a result of your retirement you are not eligible for any payments or benefits under the NextEra Energy, Inc. Executive Severance Benefit Plan (the “Severance Benefit Plan”) or any other payments or benefits other than those expressly provided for or referenced in this Agreement, including in Section 4.3 hereof. This Agreement constitutes the entire understanding between you and the Company Group regarding the terms and conditions of your cessation of employment with the Company Group.
1.4Time for Review/Consultation with Counsel. You have been given 21 days to consider the ADEA Portion (as defined below) of this Agreement and you acknowledge that you have had adequate time to consider this Agreement, that you were specifically advised by a representative of the Company to consult with an attorney of your choosing prior to signing this Agreement, and that you have had a reasonable opportunity to consult with independent counsel with respect to the terms, meaning and effect of this Agreement.
1.5Voluntary Agreement. You acknowledge that you are voluntarily irrevocably waiving any rights or claims that you have or may have against the Company Group in exchange for the payments and benefits you will receive from the Company as stated in this Agreement, and that you have entered into this Agreement freely, knowingly and voluntarily.
1.6Right to Rescind. During the seven calendar day time period after you sign this Agreement (the “Rescission Period”), you may revoke the portion of this Agreement which constitutes a waiver of any claims which you may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (“ADEA”) (such waiver, the “ADEA Portion” of this Agreement), by notifying the Company, in writing, pursuant to the Notice provision contained in Section 1.5, of your decision to revoke the ADEA Portion of this Agreement. This Agreement (other than the ADEA Portion) shall become effective and enforceable on the Effective Date and the ADEA Portion shall become effective upon the expiration of the Rescission Period provided that you have not rescinded the ADEA Portion. If you rescind the ADEA Portion, then the remainder of the Agreement shall be effective and you shall not receive the Retirement Benefits (as defined below) below and instead you shall be entitled to receive a bonus for 2022 equal to $100,000 and no additional vesting of any equity or equity based awards.
1.7Notice. All notices and other communications required or permitted by this Agreement or necessary or convenient in connection with it will be in writing and will be deemed to have been given when delivered by hand or overnight delivery or mailed by registered or certified mail, return receipt requested, with copy by electronic communication to:
If to the Company, to it at:
NextEra Energy, Inc.
Deborah Caplan
Executive Vice President; Human Resources
700 Universe Boulevard
Juno Beach, Florida 33408
Deborah.Caplan@nexteraenergy.com

With a copy, which shall not constitute notice, to:
NextEra Energy, Inc.
Charles E. Sieving
Executive Vice President; General Counsel
700 Universe Boulevard
Juno Beach, Florida 33408
Charles.Sieving@nexteraenergy.com
If to you at your most recent address in the payroll records of the Company or to such other address as to which you provide the Company in writing. You agree to promptly update the Company, in accordance with this section, of any address change.
2.Acknowledgement and Agreement Regarding Consideration. You acknowledge and agree that the following amounts constitute good and valuable consideration for purposes of this Agreement (including for your obligations as specified in this Agreement), and will be paid and/or provided to you, in each case less applicable withholding taxes. For the avoidance of doubt, these amounts are in addition to the amounts you will receive, by the Company’s next regular payday following the Retirement Date, for all wages and unused vacation time accrued through the Retirement Date, as well as all expense reimbursements due to you through such date and any amounts or benefits to which you are entitled, in all cases under the terms of the benefit plans or other policies then-sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A (as defined below)).
2.1    An annual performance-based incentive compensation payment for calendar year 2022 pursuant to the 2022 annual incentive compensation plan as in effect as of the date hereof, calculated by multiplying your 2022 annual incentive target by the 2022 corporate performance rating applicable to all senior executive officers of the Company as such 2022 corporate performance rating is approved by the Committee on February 16, 2023, without any individual performance modifier, and paid to you at the same time that 2022 annual incentive award payouts are made to other senior executive officers of the Company.
2.2    Your outstanding performance share, restricted share and stock option awards granted pursuant to any of the Company’s Long Term Incentive Plans (collectively, the “LTIP”), which awards are all set forth on Exhibit A hereto, shall, except as set forth on Exhibit A, continue to remain outstanding following the Retirement Date such that, to the extent they are unvested as of the Retirement Date, a pro rata portion (measured based on the Retirement Date) shall continue to vest in accordance with the terms of the applicable award agreements applicable to a normal retirement for executives aged 55 or over and having at least 10 years of continuous service (i.e., pursuant to Section 4(d) of your outstanding performance share award agreements, Section 4(c) of your outstanding restricted share award agreements and Section 5(c) of your outstanding stock option award agreements, provided that it is understood that the Chief Executive Officer shall not determine that your retirement is detrimental to the Company such that your vesting ceases under such provisions), subject to attainment of performance objectives (including the Committee’s discretion with respect thereto; provided that any such discretion shall be applied to your awards in the same way it is applied to substantially similar awards of other Company senior executive officers, other than with respect to any individual performance modifier, which shall remain at “1.0”), as applicable, and otherwise in accordance with the terms of the LTIP. For the avoidance of doubt, (i) no portion of the executive transition award shall vest and (ii) each outstanding stock option shall remain outstanding and be exercisable, to the extent it is vested as of the Retirement Date or thereafter becomes vested in accordance with this Section 2.2, until the applicable expiration date of such option award as set forth in the underlying option agreement. The payment set forth in Section 2.1 and the continued vesting set forth in this Section 2.2 are referred to herein as the “Retirement Benefits”.

You acknowledge and agree that, except for as expressly provided in this Agreement, you have been fully paid any and all compensation due and owing to you, including all wages, salary, commissions, bonuses, options, shares, stock, incentive payments, equity interests (including the executive transition award), profit-sharing payments, expense reimbursements, accrued but unused vacation pay, leave or other benefits. You further agree that the consideration provided in this Agreement constitutes consideration for the promises contained herein. The payments and benefits in this Section 2 shall be subject to any required delay under Section 8 of this Agreement. The payments and benefits in this Section 2 are subject to your continued compliance with your obligations under this Agreement, including your execution of an effective and irrevocable Second Release (as defined below) by the Final Release Date (as defined below), and remain subject to Section 5.3 hereof.
3.Return of Property. On the Retirement Date, you shall return to the Company all property and equipment belonging to the Company Group, including all computers, laptops, cellular phones, hard drives, keys, passwords, access cards, and the originals and all copies (regardless of medium) of all information, files, materials, documents and other property relating to the business of the Company Group or the Releasees.
4.Waiver and General Release.
4.1    Waiver. In exchange for the consideration set forth in this Agreement, you hereby irrevocably waive your right to sue the Company, its parents, subsidiaries, joint ventures, investors, affiliates, divisions, predecessors, successors and assigns, and each of their respective directors, officers, partners, attorneys, shareholders, administrators, employees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, and all of their predecessors, successors and assigns (collectively, the “Releasees”) for any matter whatsoever, whether known or unknown, for any conduct, acts, omissions, or causes of action arising from the beginning of time up through and including the date you execute this Agreement, except an action to challenge the validity of your release of claims under (i) the Age Discrimination in Employment Act of 1967 (ADEA), 29 U.S.C. § 621 et seq. (which statute generally prohibits age discrimination in employment) and/or (ii) the Older Workers Benefit Protection Act (OWBPA), 29 U.S.C. § 621 et seq. (which statute was enacted to, among other things, ensure that individuals over the age of 40 who waive their rights under the ADEA do so knowingly and voluntarily). Furthermore, except as expressly provided in this Agreement, you specifically irrevocably waive and release any and all claims and rights to any incentive, bonus, merit or performance- based discretionary payment and any and all claims and rights to any benefits under the Severance Benefit Plan.

4.2    General Release. You, and for your heirs, assigns, executors and administrators, release the Releasees from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands, and all other manner of actions whatsoever, in law or in equity, that you ever had, may have had, now have, or that your heirs, assigns, executors or administrators hereinafter can, shall or may have, whether known or unknown, asserted or unasserted, suspected or unsuspected, as a result of or related to your employment with the Company Group, the termination of that employment, or any act or omission which has occurred at any time up to and including the date of the execution of this Agreement (“Released Claims”), and expressly agree not to file a lawsuit to assert any such Released Claims. Nothing in this Agreement shall prevent you from filing a charge (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), the DC Office of Human Rights (the “DCOHR”), or other similar federal, state or local agency, or from participating in any investigation or proceeding conducted by the EEOC, the NLRB, the DCOHR or similar federal, state or local agencies. However, by entering into this Agreement, you understand and agree that you are waiving any and all rights to recover any monetary relief or other personal relief as a result of any such EEOC, NLRB, DCOHR or similar federal, state or local agency proceeding, including any subsequent legal action. The foregoing agencies are meant to be illustrative rather than all-inclusive. The Released Claims released include, but are not limited to, any claim(s) arising under the:
4.2.1    Age Discrimination in Employment Act of 1967 (ADEA), 29 U.S.C. §621 et seq. (which statute generally prohibits age discrimination in employment);
4.2.2    Employee Retirement Income Security Act of 1974 (ERISA), 29 U.S.C. § 1001 et seq., including Sections 502 and 510 (which statute was enacted to, among other things, help protect an employee’s interest in pension benefits);
4.2.3    Americans with Disabilities Act (ADA), as amended, 42 U.S.C. § 12101 et seq. (which statute generally prohibits disability discrimination);
4.2.4    Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq. (which statute generally prohibits discrimination in employment based on race, color, religion, national origin or sex);
4.2.5    National Labor Relations Act (NLRA), 29 U.S.C. § 151 et seq. (which statute protects certain concerted activity as well as the rights of employees to organize and bargain collectively through representatives with their employer);
4.2.6    Fair Credit Reporting Act (FCRA), as amended, 15 U.S.C. § 1681 et seq. (which statute requires certain disclosures and consent by an individual before a consumer reporting agency may communicate information about the individual to an employer);
4.2.7    Equal Pay Act (EPA), as amended, 29 U.S.C. § 206 (which statute generally prohibits unequal pay for equal work between men and women);
4.2.8    Older Workers Benefit Protection Act (OWBPA), 29 U.S.C. § 621 et seq. (which statute was enacted to, among other things, ensure that individuals over the age of forty who waive their rights under the ADEA do so knowingly and voluntarily);

4.2.9    42 U.S.C. § 1981 (which statute generally prohibits race discrimination);
4.2.10    Occupational Safety and Health Act of 1970 (OSHA), 29 U.S.C. § 651 et seq. (which statute is designed to ensure a safe and healthful work environment);
4.2.11    Worker Adjustment and Retraining Notification Act (WARN), 29 U.S.C. § 2101 et seq. (which statute requires advance notice to employees before their business establishment is closed);
4.2.12    Family & Medical Leave Act (FMLA), as amended, 29 U.S.C. § 2601 et seq. (which statute provides for unpaid leave for eligible employees for certain qualifying events);
4.2.13    The U.S. and State of Florida Constitutions;
4.2.14    Any other federal, state, or local law, regulation, or ordinance, including the Florida Civil Rights Act of 1992, the Florida Minimum Wage Act (§448.110, Fla. Stat.), Broward County Human Rights Act, City of West Palm Beach Equal Opportunity Ordinance (Chapter 34), Palm Beach County Equal Employment Ordinance, and the Miami-Dade County Code (Chapter 11 A) (all dealing with employment discrimination); the District of Columbia Human Rights Act, the District of Columbia Family and Medical Leave Act, the District of Columbia Accrued Sick and Safe Leave Act, and all other statutory and common law claims in the District of Columbia that may be lawfully waived by agreement
4.2.15    Any and all claims and actions that have been or could have been raised under the anti-retaliation provisions of Florida’s or the District of Columbia’s workers’ compensation statute (Florida Statute §440.205; D.C. Code §32-1542);
4.2.16    Any and all rights and claims under Florida’s “Whistleblower” law (Florida Statute§ 448.102). You state that you have not been retaliated against in any personnel action for disclosing or threatening to disclose any activity, policy, or practice of the Company Group that is allegedly in violation of any law, rule, or regulation; or for providing information or testifying about such activity, policy, or practice; or for objecting to or refusing to participate in such activity, policy, or practice;
4.2.17    Claims based upon any Company Group benefit program or plan of any type in which you have not yet vested; and/or
4.2.18    Any claims of general application such as federal, state or local laws providing relief for violation of public policy, unpaid wages, unpaid severance, breach of contract, negligent or intentional infliction of emotional distress, defamation, assault, battery, false imprisonment, wrongful termination, negligent hiring, retention, or supervision, fraud, misrepresentation, qui tam provisions of any local, state, or federal law; or any other claim of any type, whether based on common law, statute, or otherwise.
The foregoing list is meant to be illustrative rather than all inclusive. Except as otherwise provided in Section 4.3, this General Release (“Release”) is a FULL AND FINAL BAR TO ANY CLAIMS which you have or may have against Company Group and YOU ARE IRREVOCABLY WAIVING ALL RIGHTS AND CLAIMS (IF ANY) WHICH YOU HAVE OR MAY HAVE AGAINST THE COMPANY GROUP through the date you execute this Agreement.

4.3    Exceptions. Notwithstanding anything to the contrary in this Agreement, you are not releasing: (i) any rights to any vested benefit under any employee pension benefit plan, as defined by ERISA (including, for the avoidance of doubt, any benefits accrued or amounts deferred under the NextEra Energy, Inc. Employee Pension Plan, the NextEra Energy, Inc. Employee Retirement Savings Plan, the NextEra Energy, Inc. Deferred Compensation Plan and the NextEra Energy, Inc. Supplemental Executive Retirement Plan); (ii) COBRA continuation coverage, as applicable; (iii) any rights provided in this Agreement; (iv) any rights or claims that may arise after the date you execute the Agreement; (v) claims for unemployment insurance, workers’ compensation benefits, or state disability compensation; (vi) any rights or claims you may have for indemnification and/or advancement of legal fees to the fullest extent permitted by the Bylaws as modified by this Agreement, (vii) any claims you may have due to your status as a passive shareholder of the stock of the Company Group, or (viii) any other rights that cannot by law be released by private agreement.
4.4    No Existing Claims or Assignment of Claims. You represent and warrant that you have not previously filed or joined in any claims that are released in this Agreement and that you have not given or sold any portion of any claims released herein to anyone else, and that you will indemnify and hold harmless the Company Group and the Releasees from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such prior assignment or transfer. You represent that you have been truthful to the Company Group in all internal investigations and have no knowledge of any violation of a campaign finance or anti-corruption law by you or the Company Group. The Company represents and warrants that neither it nor any member of the Company Group that is an entity (i.e. excluding employees who are deemed to be affiliates) has previously filed or joined in any written or, to its knowledge, unwritten claims against you.
5.Protective Covenants.
5.1    Non-Competition; Non-Solicitation; Confidentiality; Non-Disparagement. As a condition to your right to receive the payment provided in Section 2, you agree to the covenants that follow (the “Protective Covenants”). For purposes of this Section 5.1, the term “Company” refers to the Company Group and any and all predecessors, and any and all present, former, and future successors, assigns, parents, subsidiaries, affiliates, divisions, members, committees and/or other related companies of any of the foregoing entities, and partners, partnerships, assigns, directors, officers, managers, fiduciaries, employees, shareholders, advisors, attorneys, representatives, and agents, both in their representative and individual capacities, of any of the foregoing entities. Furthermore, for purposes of this Section 5.1, the term “Competing Enterprise” means any business, organization, person, third party or other entity that is or has been engaged in competition with the Company with respect to any project (or with respect to any customer or bona fide prospective customer of any such project to the extent such competition relates to such project) in which the Company has at any time within the preceding five years performed any significant development efforts of which you have significant knowledge.

5.2    For a two-year period following the Retirement Date, you agree, regardless of any dispute between the parties, that you will not (except with the prior express written consent of Executive Vice President and General Counsel of the Company either directly or indirectly (whether through a broker, representative, consultant, advisor, agent, or “headhunter” or otherwise):
(a)(i) Entice, induce or solicit, or attempt to entice, induce or solicit, any employee of the Company (or any person who served in such capacity at any time during the 12- month period preceding such hiring, employment or solicitation) to leave the Company’s employ or (ii) hire any employee of the Company on behalf of, or cause any employee of the Company otherwise to become employed by, another entity, including a Competing Enterprise, for any reason whatsoever;
(b)Advise, consult for, represent or lobby on behalf of any business, organization, person, third party, or other entity (including a Competing Enterprise) on matters adverse or reasonably likely to be adverse to the Company;
(c)Voluntarily submit testimony adverse to the Company before any governmental agency or legislative, regulatory, or judicial body that has jurisdiction over the interests of the Company (except as otherwise provided or required by law), and in which case you will notify NextEra of the requirement to provide such testimony);
(d)Request, advise, entice, induce or solicit any employee, contractor, sales representative, consultant or other personnel of the Company to: (x) terminate his or her relationship with or breach his or her agreements with the Company; or (y) provide advice to any Competing Enterprise on matters related to the Company;
(e)With respect to any of the Company’s Customers, (x) solicit such Customers with respect to the purchase of (i) products, goods or services offered or planned to be offered imminently by the Company, in each case, as of the Retirement Date or (ii) products, goods or services that are substantially similar to those set forth in the immediately preceding clause (i); or (y) request, advise, entice, induce or solicit such Customers to withdraw, curtail, cancel or otherwise alter in an adverse manner their business or relationship with the Company;
(f)With respect to any of the Company’s Vendors, (x) form a relationship with such Vendors that is adverse to the Company; or (y) request, advise, entice, induce or solicit such Vendors to withdraw, curtail, cancel or otherwise alter in an adverse manner their business or relationship with the Company.
For purposes of Section 5.1.1 (e), the term “Customer” means any of the customers or bona fide prospective customers for any project in which the Company Group has at any time within the preceding five years performed any significant development efforts of which you have significant knowledge. For purposes of Sections 5.1.1(e) and 5.1.1(f), the term “Vendor” means any of the Company’s material suppliers, vendors, contractors, consultants, advisors, representatives or agents that have been involved in any project in which the Company has at any time within the preceding five years performed any significant development efforts of which you have significant knowledge.

5.1.1    For a two-year period following your Retirement Date, you agree, regardless of any dispute between the parties, that you will not (except with the prior express written consent of NextEra’s Executive Vice President, Human Resources), either directly or indirectly (whether through or as a broker, representative, consultant, advisor, agent, “headhunter” of either you or any business, organization, person, third party or other entity now existing or hereafter created) be or become financially interested or engaged in any manner (whether as a shareholder, bondholder, officer, director, employee, independent contractor, advisor, consultant, partner, member, agent or otherwise) in any Competing Enterprise in a geographic area in which the Company conducts business or has or solicits customers, other than as a holder of a passive investment of not more than one percent of the outstanding voting securities of any entity whose voting securities are listed on a recognized national securities exchange or quoted on the OTC Bulletin Board or any comparable system. Without limiting the foregoing, for a two-year period following your Retirement Date, you agree that you shall not serve as the Chief Executive Officer, President, Chief Operating Officer, Chairman or other senior executive position at a utility company or utility holding company, including any entity set forth in the energy services peer group set forth in the definitive proxy statement for the Company’s 2022 annual meeting of shareholders.
5.1.2    At all times after your Retirement Date, you promise and agree not to disclose or utilize any Trade Secrets or valuable confidential business or professional information, or other proprietary information acquired during the course of your employment with the Company, except as may be, and solely to the extent, required by law. You are also advised that improper disclosure of trade secrets is a felony under Florida and the District of Columbia law. For purposes of this Agreement, “Trade Secrets” means the whole or any portion or phase of any formula, pattern, device, combination of devices, or compilation of information which is for use, or is used, in the operation of the Company’s business and which provides an advantage, or an opportunity to obtain an advantage, over those who do not know or use it. However, “Trade Secrets” will not include information that is known to the public generally. You further promise and agree that all records, files, plans, documents, software, reports, research, and policies and procedures relating to the business of the Company that you prepared, used or came into contact with, will be and will remain the sole property of the Company, will not be copied without written permission, and will be returned to the Company on or prior to your Retirement Date.
5.1.3    At all times after your Retirement Date, you promise and agree that all Confidential Information (as defined herein and in the NextEra Energy, Inc. Code of Business Conduct & Ethics as of your Retirement Date) will not be disclosed by you, directly or indirectly, to any person outside the Company or used by you in any manner without prior written notice to and the prior written consent of NextEra, except as may be, and solely to the extent, required by law. “Confidential Information” will not include information that is publicly disclosed by the Company. You acknowledge and agree that all Confidential Information will remain the sole and exclusive property of the Company. In connection with your termination of employment with the Company, you agree to return to NextEra all papers, documents, writings, and other property produced by you or which came into your possession by or through your employment with the Company that constitute or relate to Confidential Information. You also agree to promptly return to NextEra any other Company property in your possession, including building card keys, computers, documents, CDs, or any other media containing the Company e-mail, correspondence, contracts, customer information, or other business information upon your Retirement Date. You agree to give NextEra immediate written notice of all requests for disclosure of Confidential Information that arise during legal proceedings involving you, so that the Company may seek a protective order with respect to the threatened disclosure. You further agree to use best efforts, at the Company’s request and expense, to obtain assurances that the Confidential Information required to be disclosed will be maintained on a confidential basis and will not be disclosed to a greater degree than required by law.

5.1.4    At all times after your Retirement Date, you agree, to the fullest extent permitted by applicable laws, that you will not make any comments (truthful or otherwise) or otherwise engage in any activity that is intended to embarrass, adversely impact, or disparage the Company or any member of the Company Group (orally or in writing) or that in any way is intended to work to the detriment (whether direct or indirect) of the Company or any member of the Company Group. The Company agrees to instruct in writing the members of the Board and each of its current named executive officers not to disparage you. Nothing herein shall prevent any person or entity from making any statement required by law (including any stock exchange or securities law disclosure), or to respond or otherwise participate truthfully, in any legal proceeding or investigation or other inquiry.
5.1.5    You acknowledge that NextEra and its Affiliates would not have an adequate remedy at law for monetary damages if you breach these Protective Covenants. Therefore, in addition to all remedies to which NextEra and its Affiliates may be entitled for a breach or threatened breach of these Protective Covenants, including monetary damages, NextEra and its Affiliates will be entitled to seek specific enforcement of these Protective Covenants and to injunctive or other equitable relief (without the requirement to post bond) as a remedy for a breach or threatened breach.
5.1.6    You further agree that, in the event you obtain alternative employment or consulting work with another employer or entity, NextEra will be entitled to notify your new employer or the entity for whom you provide consulting work of your rights and obligations arising under this Section 5.
5.1.7    The provisions contained in Section 5.1 are in addition to your continuing confidentiality obligations pursuant to the agreement styled Confidentiality Agreement - Florida, executed by you on April 14, 2003 (“Confidential Information Agreement”). For the avoidance of doubt, any post-employment restrictive covenants contained in your equity awards are hereby superseded in their entirety by the restrictive covenants set forth in this Section 5.1.
5.1.8    For the avoidance of doubt, none of the provisions in this Section 5.1 shall be deemed to preclude your service, in and of itself, as a member of the Board of Directors of AEGIS Insurance Services, Inc. or any role for which you have been hired, retained, elected or appointed in federal, state, or local government.

5.2    Cooperation. The parties agree that certain matters in which you have or may have been involved during your employment may necessitate your cooperation in the future. Accordingly, as a further condition to your receipt and retention of the benefits provided in Section 2, to the extent reasonably requested by the Company Group, you will cooperate with the Company Group in connection with matters arising out of your service to the Company Group (other than, for the avoidance of doubt, adversarial matters between you and any member of the Company Group); provided, however, that the Company Group will make reasonable efforts to minimize disruption of your other activities. In addition, without limiting the generality of the foregoing, and subject to the restrictions and limitations of this Section 5.2, during the three-year period after the Retirement Date, you will use reasonable best efforts to cooperate with the Company Group and its counsel with respect to any (x) internal or external investigation with respect to matters arising out of your service to the Company Group and (y) administrative, regulatory, law enforcement, judicial, legislative or other proceedings (including investigations or any other sort of inquiry) related to matters arising out of your service to the Company Group. Your duty of cooperation includes your (i) making yourself reasonably available to the Company Group, its counsel and any third party investigators retained by the Company Group for interviews and factual investigations, (ii) between the Effective Date and the Retirement Date, providing prompt access to the Company Group, its counsel and any third party investigators retained by the Company Group to materials, documents and hardware (including Company-provided phones and laptops) in your possession, (iii) appearing at the Company Group’s request to give testimony without requiring service of a subpoena or other legal process, (iv) reasonably cooperating at the Company Group’s request with interview or document requests from governmental authorities, (v) providing reasonably prompt access to information and documents within your possession or under your control needed by the Company Group to respond to any request for information and documents from any governmental authority, and (vi) providing assistance in response to any request by the Company Group in defense of any claims that may be made against the Company Group related to matters arising out of your service to the Company Group. You will also reasonably assist the Company Group as requested in the prosecution of any claims that may be made by the Company Group against any third party other than yourself, to the extent that such claims may relate to the period of your employment with the Company Group. The Company Group will reimburse you for the reasonable out-of-pocket expenses incurred by you in connection with such cooperation, as well as Reasonable Legal Fees in connection with such cooperation. “Reasonable Legal Fees” means attorneys’ fees for a reasonable number of hours that you incur for reasonably necessary representation by a single law firm of your choosing (billed at such law firm’s standard hourly rates multiplied by the discount rate, expressed as a percentage, ascribed to law firms serving as preferred legal providers to the Company at the time such services are provided).
5.3    Repayment; Forfeiture; Clawback.
5.3.1    Notwithstanding anything to the contrary in this Agreement, if you fail to comply in any material respect with the obligations of Section 5.2 on one or more occasions following notice and a reasonable opportunity to cure (to the extent such failure is capable of cure), you will be required to repay all amounts, less $1,000, set forth in Section 2.1 that have previously been paid to you. In addition, if a court of competent jurisdiction finds that you have violated (and not having promptly cured if such violation is capable of cure) any of your obligations set forth in Section 5.1, you will be required to repay all amounts, less $1,000, set forth in Section 2 that have previously been paid to you and any equity or equity based award which vests after the date hereof shall be forfeited and to the extent that you have sold or realized any net gain on such award you shall be required to disgorge and repay the amount of such net gain to the Company and you will immediately forfeit all rights to the amounts provided in Section 2 that have not yet been paid to you. The repayment and forfeiture provisions of this Section 5.3 will be in addition to, and not in limitation of, any other remedies available to the Company Group at law or in equity. In addition, any portion, up to and including the full amounts, paid to you pursuant to Section 2 will be repaid by you to the Company Group if and to the extent that such amounts paid to you are required to be repaid pursuant to any law, rule or regulation.
5.3.2    You expressly acknowledge and agree that, in the event of a Specified Event (as defined below) then you shall forfeit any right to any of the benefits set forth in Section 2.1 and 2.2 of this Agreement and you shall promptly (and within 10 days following written demand by the Company) repay or return to the Company all of such benefits (including all payments and equity (or equity acceleration or additional vesting) received pursuant to Section 2 or provided to you pursuant to Section 2 prior to such date (and the unvested portion of any equity awards outstanding as of the Retirement Date shall be cancelled). To the extent that you have sold or realized any net gain on any award required to be repaid or returned pursuant to the foregoing sentence, you shall be required, at the Company’s request, to disgorge and repay the amount of such net gain to the Company. “Specified Event” means (i) your conviction of a felony in violation of state or federal laws, or your plea of guilty or nolo contendere to any such felony, in each case based on any actions or omissions in which you engaged during your employment with the Company Group or for which you were responsible during your employment; (ii) your admission to facts that would constitute a felony in violation of state or federal laws in connection with a deferred prosecution agreement, non-prosecution agreement, or other similar agreement based on any actions or omissions, during your tenure as President and Chief Executive Officer of FPL; or (iii) the conviction of a felony in violation of state or federal laws, or the admission to facts that would constitute a felony in violation of state or federal laws in connection with a deferred prosecution agreement, non-prosecution agreement, or other similar agreement, by any member of the Company Group that is an entity (i.e., excluding employees that are deemed to be affiliates) based on any actions or omissions, during your tenure as President and Chief Executive Officer of FPL, (x) in which you participated, (y) of which you had actual knowledge, or (z) of which you recklessly or willfully failed to have actual knowledge.
5.4    Exceptions. Please note that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the Company Group’s trade secrets that:
(A)    Is made
a.    In confidence to a federal, state or local government official, either directly or indirectly or to an attorney; and
b.    Solely for the purpose of reporting or investigating a suspected violation of law; or

(B)    Is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
Nothing in this Agreement prohibits you from reporting possible violations of law to a governmental agency or self-regulatory organization, cooperating with such agency, or taking other actions protected under federal or state whistleblower law (including receiving a whistleblower award), in each case without prior notice to or authorization from the Company Group.
5.5    Reformation of Protective Covenants. If any Protective Covenant under Section 5 is held by a court of competent jurisdiction to be enforceable only if modified, the court is expressly authorized to modify, and the parties wish that the court would so modify, the Protective Covenants (instead of severing such otherwise unenforceable provision from this Agreement in its entirety) to such extent and in such manner as it deems warranted to carry out the intent of the Protective Covenants to the maximum extent permitted by law. If any Protective Covenant is ultimately held to be unenforceable and thus stricken in its entirety notwithstanding the desire of the parties as set forth above, any such event shall not affect the validity of the remainder of the Protective Covenants, the balance of which will continue to be binding upon the Company Group and you.
6.Communications Pertaining to this Agreement. You will not, without the prior written approval of the Company, issue any public statements with respect to this Agreement, or otherwise publicize this Agreement, including statements on any website or respond to any inquiries regarding this Agreement by the media. The Company will not, without your prior written approval, issue any press releases with respect to this Agreement unless otherwise required by law, rule or regulation (including NYSE rules), in which event the Company will use reasonable efforts to provide you with an advance draft of such press release and consider, in its sole and absolute discretion, any of your comments, time permitting.
7.Indemnification and Advancement. You remain eligible to receive indemnification and advancement of legal fees pursuant to and to the fullest extent permitted by the Amended and Restated Bylaws of the Company (the “Bylaws”), as in effect on the date hereof; provided that you shall only be advanced and indemnified for Reasonable Legal Fees. Nothing in this Section 7 constitutes an admission of liability or wrongdoing of any kind by you, the Company, or any member of the Company Group.
8.Internal Revenue Code Section 409A. The parties intend to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). All payments under this Agreement are intended to either be exempt from or comply with the requirements of Section 409A. All payments made under this Agreement shall be paid in accordance with the terms of this Agreement. The parties expressly understand that the provisions of this Agreement shall be construed and interpreted to avoid the imputation of any additional tax, penalty or interest under Section 409A and to preserve (to the nearest extent reasonably possible) the intended benefits payable to you hereunder. If any payment or benefit provided to you in connection with your “separation from service” within the meaning of Section 409A is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, then such payment or benefit will not be paid until the first payroll date to occur following the six-month anniversary of your Retirement Date (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date will be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments will be paid without delay in accordance with their original schedule. Each payment under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A. Any reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding anything in this Agreement to the contrary, the Company shall not make any deductions for money or property that you owe to the Company, offset or otherwise reduce any sums that may be due or become payable to or for the account of you with respect to any arrangements other than pursuant to the terms of this Agreement, from amounts that constitute deferred compensation for purposes of Section 409A and except as required by law. Your right to any deferred compensation, as defined under Section 409A, shall not be subject to borrowing, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors, to the extent necessary to avoid additional tax, penalties and/or interest under Section 409A. Nothing herein, including the foregoing sentence, shall change the Company’s rights and/or remedies under the Agreement and/or applicable law. In no event shall the Company Group be liable for any penalties, costs, damages, levies or taxes imposed on you pursuant to Section 409A.
9.Miscellaneous Provisions.
9.1    Taxes. The Company Group may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
9.2    Severability. If any provisions in this Agreement are held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.
9.3    Jurisdiction: Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and in all respects shall be interpreted, enforced, and governed under the laws of this State, without regard to any conflict of law. Any dispute over this Agreement shall be resolved by a state or federal court of competent jurisdiction, in Palm Beach County, Florida.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES AGREE TO WAIVE ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND TO ACKNOWLEDGE THAT SUCH WAIVER IS KNOWING, VOLUNTARY AND INTENTIONAL.

9.4    Second Release. On or within twenty one days following the Retirement Date, as a further condition to the receipt and retention of the Retirement Benefits you agree that you will execute and deliver a second release and waiver of claims, which will be in the same form as the release of claims set forth in Section 4 of this Agreement (except that the release of claims will be through and as of the Retirement Date and will become final and binding upon the expiration of the seven day revocation period after the Retirement Date, such date, the “Final Release Date”). For the avoidance of doubt, if you do not deliver the second release and waiver of claims by the Final Release Date or revoke such release and waiver of claims by the Final Release Date, then you shall not receive the Retirement Benefits and to the extent that you have already received such Retirement Benefits, you will promptly repay such amounts to the Company
9.5    Entire Agreement. The parties agree that this Agreement sets forth all the promises and agreements between them and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written. All references in this Agreement to the phrase “including “shall deemed to mean “including, without limitation,” unless the context clearly indicates otherwise.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement.

ERIC E. SILAGY Signature Date: January 23, 2023 Executed in Juno Beach, FL (city, state) Lisa Grove Witness Print Name LISA GROVE Witness Signature

NEXTERA ENERGY, INC.

By: DEBORAH H. CAPLAN
Deborah H. Caplan
Its: Executive Vice President Human Resources
and Corporate Services

Date: 1/23/2023

Executed in Juno Beach, FL

Charles E. Sieving
Witness Print Name

CHARLES E. SIEVING
Witness Signature

ELECTION TO EXECUTE PRIOR TO EXPIRATION
OF 21-DAY CONSIDERATION PERIOD
I, Eric E. Silagy, understand that I have twenty-one (21) days within which to consider and execute the attached Confirmation of Post- Retirement Covenants Agreement. However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the Confirmation of Post- Retirement Covenants Agreement before such twenty- one (21) day period has expired.

January 23, 2023	ERIC E. SILAGY
Date	Signature

Exhibit A
Schedule of Outstanding Awards (page 1 of 2)

Award	Grant Date	Vesting Date*	Outstanding Options	Expiration Date	Exercise Price $
Options	2/14/2014	Vested	46,536	2/14/2024	23.32
Options	2/13/2015	Vested	61,760	2/13/2025	25.91
Options	2/12/2016	Vested	106,792	2/12/2026	27.92
Options	2/17/2017	Vested	134,428	2/17/2027	31.72
Options	2/15/2018	Vested	120,396	2/15/2028	38.61
Options	2/14/2019	Vested	137,540	2/14/2029	45.65
Options	2/13/2020	Vested	72,992	2/13/2030	68.87
Options	2/13/2020	2/15/2023	36,496	2/13/2030	68.87
Options	2/11/2021	Vested	33,199	2/11/2031	83.95
Options	2/11/2021	2/15/2023	33,198	2/11/2031	83.95
Options	2/11/2021	2/15/2024	33,198	2/11/2031	83.95
Options	2/17/2022	2/15/2023	49,075	2/17/2032	75.38
Options	2/17/2022	2/15/2024	49,076	2/17/2032	75.38
Options Total	2/17/2022	2/15/2025	49,076 963,762	2/17/2032	75.38
*The unvested portion of the options are eligible for continued pro-rated vesting as set forth in Section 2.2 of the Agreement. Any remaining unvested portion will be forfeited as of the Retirement Date.

Award	Grant Date	Vesting Date*	Outstanding Award
Performance-Based Restricted Stock	2/13/2020	2/15/2023	3,760
Performance-Based Restricted Stock	2/11/2021	2/15/2023	3,907
Performance-Based Restricted Stock	2/11/2021	2/15/2024	3,907
Performance-Based Restricted Stock	2/17/2022	2/15/2023	6,809
Performance-Based Restricted Stock	2/17/2022	2/15/2024	6,810
Performance-Based Restricted Stock Total	2/17/2022	2/15/2025	6,810 32,003
*Unvested awards are eligible for continued pro-rated vesting as set forth in Section 2.2 of the Agreement. Any remaining unvested portion will be forfeited as of the Retirement Date.

Award	Performance Period Start Date	Vesting Date*	Outstanding Award
Performance Shares	1/1/2020	12/31/2022	36,228
Performance Shares	1/1/2021	12/31/2023	37,433
Performance Shares Total*	1/1/2022	12/31/2024	66,084 139,745
*The actual number of performance shares from the chart above could range from 0-200% (0 to 279,490 (prior to pro-ration) depending on actual performance), and are eligible for continued pro-rated vesting as set forth in Section 2.2 of the Agreement. Any remaining unvested portion will be forfeited as of the Retirement Date.

Exhibit A
Schedule of Outstanding Awards (page 2 of 2)

Award	Grant Date	Vesting Date	Outstanding Award
Performance-Based Restricted Stock Units (Executive Transition), including reinvested dividends	2/11/2021	2/15/2025	30,988.62
Performance-Based Restricted Stock Units (Executive Transition), including reinvested dividends Total All of these Performance-Based Restricted Stock Units (Executive Transition) shall be cancelled/forfeited as of the Retirement Date.	2/11/2021	2/15/2028 61,976.2	30,987.58